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                         [ERNST & YOUNG LLP LETTERHEAD]

EXHIBIT 1 TO FORM 8-K





December 15, 1999




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


We have read Item 4 of Form 8-K dated December 15, 1999 of Integral Vision, Inc. and are in agreement with the statements contained in the first paragraph as it pertains to us and with the statements contained in the second and third paragraphs. We have no basis to agree or disagree with other statements of the registrant contained therein.



                                                               Ernst & Young LLP